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                                                                     EXHIBIT 3.3

                                    CHARTER
                                       OF
                           AIR CHARTER SERVICES, INC.

         The undersigned, acting as the incorporator of a corporation under the Tennessee Business Corporation Act, adopts the following charter for such corporation:

         1.       The name of the corporation is Air Charter Services, Inc.

         2.       The corporation is for profit.

         3.       The street address of the corporation's principal office is:

                           25 Century Blvd., Suite 102
                           Nashville, TN 37214
                           County of Davidson

         4.       (a)      The name of the corporation's initial registered
agent is Gregory L. Burns.

                  (b) The street address of the corporation's initial registered office in Tennessee is:

                           25 Century Blvd., Suite 102
                           Nashville, TN 37214
                           County of Davidson

         5.       The name and address of the incorporator is:

                           J. Page Davidson
                           2700 First American Center
                           Nashville, TN 37238

         6. The number of shares of stock the corporation is authorized to issue is ten thousand (10,000) shares of common stock, no par value.

         7. The shareholders of the corporation shall not have preemptive rights.

         8. To the fullest extent permitted by the Tennessee Business Corporation Act as in effect on the date hereof and as hereafter amended from time to time, a director of the corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director. If The Tennessee Business Corporation Act or any successor statute is amended after adoption of this provision to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Tennessee

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                  Business Corporation Act, as so amended from time to time. Any repeal or modification of this Paragraph 8 by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Dated:  September 17, 1991

                                             /s/ J. Page Davidson
                                             -----------------------------------
                                             J. Page Davidson, Incorporator